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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

         The following is a list of the active subsidiaries of the Company as of March 20, 1998, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business.

          Name of Subsidiary (% ownership)        Jurisdiction of Incorporation
          --------------------------------        -----------------------------
         Ladenburg, Thalmann Group Inc. (100%)            Delaware

         Ladenburg, Thalmann & Co. Inc. (100%)            Delaware

         Thinking Machines Corporation (72.7%)            Delaware

         BrookeMil Ltd. (99.1%)                           Cayman Islands

         ALKI Corp. (100%)                                Delaware

         PC411, Inc. (50.1%)                              Delaware

         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.